Issuer Free Writing Prospectus dated June 6, 2022 filed

pursuant to Rule 433 supplementing the Preliminary Prospectus

Supplement dated June 6, 2022 and the Prospectus dated December

12, 2019 Registration No. 333-235468

Pricing Term Sheet

Issuer:	General Motors Financial Company, Inc. (the “Issuer”)

Securities:	5.000% Senior Notes due 2027 (the “Notes”)

Ranking of the Notes:	Senior unsecured

Trade Date:	June 6, 2022

Settlement Date:	June 9, 2022 (T+3)*

Form of Offering:	SEC-Registered (Registration No. 333-235468)

Joint Book-Running Managers:	BBVA Securities Inc.
Credit Agricole Securities (USA) Inc.
Goldman Sachs & Co. LLC
Lloyds Securities Inc.
Mizuho Securities USA LLC
Morgan Stanley & Co. LLC

Co-Managers:	BNY Mellon Capital Markets, LLC
Truist Securities, Inc.
U.S. Bancorp Investments, Inc.
Cabrera Capital Markets LLC
C.L. King & Associates, Inc.
Loop Capital Markets LLC

Aggregate Principal Amount:	$1,250,000,000

Final Maturity Date:	April 9, 2027

Public Offering Price:	99.888%, plus accrued and unpaid interest, if any, from June 9, 2022

Benchmark Treasury:	2.625% due May 31, 2027

Benchmark Treasury Price and Yield:	98-04 3⁄4 : 3.028%

Spread to Benchmark Treasury:	+200 bps

Yield to Maturity:	5.028%

Coupon:	5.000%

Interest Payment Dates:	April 9 and October 9 of each year, commencing on October 9, 2022

Day Count Convention:	30 / 360

Optional Redemption:	Par call on or after March 9, 2027 (the date that is one month prior to the final maturity date). Prior to the par call date, make-whole at T+30 bps.

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP / ISIN:	37045X DW3 / US37045XDW39

*

Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date of pricing will be required, by virtue of the fact that the Notes initially will settle T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Notes who wish to trade the Notes on the date of pricing should consult their own advisors.

The Issuer has filed a registration statement (including a preliminary prospectus supplement and an accompanying prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that the Issuer has filed with the SEC, including the preliminary prospectus supplement, for more complete information about the Issuer and this offering. You may get these documents for free by visiting the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus supplement and the accompanying prospectus if you request it by contacting: BBVA Securities Inc. at 212-728-2300, Credit Agricole Securities (USA) Inc. at 866-807-6030, Goldman Sachs & Co. LLC at 1-866-471-2526, Lloyds Securities Inc. at 1-212-930-5000, Mizuho Securities USA LLC at 866-171-7403 and Morgan Stanley & Co. LLC at 1-866-718-1649.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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